                                 PROXY STATEMENT
        PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                            [x]
Filed by a Party other than the Registrant         [ ]
Check the appropriate box:

         [x]     Preliminary Proxy Statement
         [ ]     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
         [ ]     Definitive Proxy Statement
         [ ]     Definitive Additional Materials
         [ ]     Soliciting Material pursuant to Section 240.14a-11(c) or
                 Section 240.14a-12

                          ENCYSIVE PHARMACEUTICALS INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     _______________________________________
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

         [x]     No fee required
         [ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
                 and 0-11.

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                                    the transaction applies:

                                    ___________________________________________

                           (2) Aggregate number of securities to which the transaction applies:

                                    ___________________________________________

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                                    the transaction computed pursuant to
                                    Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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                                    transaction:

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[ ]      Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

                  (1)      Amount previously paid: ____________________________

                  (2)      Form, Schedule or Registration Statement: __________

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                  (4)      Date Filed: ________________________________________

                          ENCYSIVE PHARMACEUTICALS INC.
                         6700 WEST LOOP SOUTH, 4TH FLOOR
                             BELLAIRE, TEXAS 77401

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 11, 2004

         You are cordially invited to attend the annual meeting of the stockholders of Encysive Pharmaceuticals Inc. which will be held at 9:00 a.m. (Houston time) on May 11, 2004 at The Hilton Houston Plaza Hotel, 6633 Travis Street, Houston, Texas 77030. At the meeting we will:

         1.       elect ten directors;

         2. consider and act on a proposal to amend the Amended and Restated 1999 Stock Incentive Plan; and

         3. consider and act on such other business as may properly come before the meeting or any adjournment of the meeting.

         If you were a stockholder at the close of business on March 29, 2004, you are entitled to notice of and to vote at the meeting. A stockholders' list will be available at our offices, 6700 West Loop South, 4th Floor, Bellaire, Texas 77401, for a period of ten days prior to the meeting, or any adjournment of the meeting.

         Your vote is important. Whether or not you expect to attend the meeting, please sign and date the enclosed proxy card and return it to us promptly. A stamped envelope has been provided for your convenience. The prompt return of proxies will ensure a quorum and save us the expense of further solicitation.

                                    By Order of the Board of Directors,

                                    /s/ Stephen L. Mueller

                                    STEPHEN L. MUELLER,
                                    Vice President, Finance and Administration,
                                    Secretary and Treasurer

April 7, 2004

                          ENCYSIVE PHARMACEUTICALS INC.
                         6700 WEST LOOP SOUTH, 4TH FLOOR
                              BELLAIRE, TEXAS 77401

                                 PROXY STATEMENT

         Our Board of Directors is soliciting proxies for the annual meeting of our stockholders to be held at The Hilton Houston Plaza Hotel, 6633 Travis Street, Houston, Texas 77030 on May 11, 2004, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying notice. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about April 7, 2004. Because many stockholders are unable to attend the meeting, the Board of Directors solicits proxies to ensure that each stockholder has an opportunity to vote on all matters scheduled to come before the meeting. Stockholders are urged to read carefully the material in this proxy statement.

                              QUESTIONS AND ANSWERS

Q:       Who can attend and vote at the meeting?

A: You can attend and vote at the meeting if you were a stockholder at the close of business on the record date, March 29, 2004. On that date, there were 52,706,020 shares of common stock outstanding and entitled to vote at the meeting.

Q:       What am I voting on?

A:       You are voting on:

         -        The election of directors; and

         - The approval of an amendment to the Amended and Restated 1999 Stock Incentive Plan.

Q:       How do I cast my vote?

A: If you hold your shares as a stockholder of record, you can vote in person at the annual meeting or you can vote by mail. The enclosed proxy card contains instructions for voting by mail. If you are a street-name stockholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares. If you provide specific voting instructions, your shares will be voted as you have instructed.

         If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors on all matters. If you hold your shares through a broker, bank or other nominee and you do not provide instructions on how to vote, your broker may have authority to vote your shares. The New York Stock Exchange, or NYSE, issued new regulations prohibiting brokers or other nominees that are NYSE member organizations from voting in favor of proposals relating to equity compensation plans unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. In addition, the National Association of Securities Dealers, Inc., or NASD, member brokers are also prohibited from voting on such proposals without specific instructions from beneficial holders. Accordingly, all shares that you hold through a broker or other nominee who is a NYSE or NASD member organization will only be voted on Proposal 2 if you have provided specific voting instructions to your broker or other nominee to vote your shares on that proposal. See "Vote Required" following each proposal for further information.

Q:       How does the Board recommend I vote on the proposals?

A: The Board recommends you vote "FOR" each of the nominees to the Board of Directors and "FOR" the amendment to the Amended and Restated 1999 Stock Incentive Plan.

Q:       Can I revoke my proxy?

A:       Yes. You can revoke your proxy at any time before it is exercised by:

         - submitting a properly signed proxy card with a more recent date;

         - giving written notice of your revocation before the meeting to our Secretary, Mr. Mueller, at our offices, 6700 West Loop South, 4th Floor, Bellaire, Texas 77401; or

         -        attending the meeting and voting your shares in person.

Q:       Who will count the vote?

A: A representative of our transfer agent, The Bank of New York, will act as the inspector of the election and will count the vote.

Q:       What is a "quorum?"

A: A quorum is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares as of the record date. There must be a quorum for the meeting to be held. If you submit a valid proxy card or attend the meeting, your shares will be counted to determine whether there is a quorum. Abstentions and broker non-votes will be counted toward the quorum. "Broker non-votes" occur when nominees (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the meeting and do not have discretionary voting authority to vote those shares.

Q:       What vote is required to approve each item?

A:       Election of Directors

         The ten nominees for election as directors at the annual meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as our directors. In the election of directors, you may vote "FOR" all nominees, "AGAINST" all nominees or withhold your vote for any one or more of the nominees. Broker non-votes and abstentions will not affect the outcome of the election of directors.

         Amendment to the Amended and Restated 1999 Stock Incentive Plan

         The approval of the amendment to the Amended and Restated 1999 Stock Incentive Plan, or the 1999 Plan, requires the affirmative vote of a majority of the shares entitled to vote and present in person or by proxy at the meeting. For the approval of the amendment to the 1999 Plan, you may vote "FOR" or "AGAINST" or abstain from voting. Abstentions have the effect of a vote against the amendment to the 1999 Plan. Broker non-votes will not affect the outcome of the vote on the amendment to the 1999 Plan.

Q:       What shares are included on my proxy card?

A: Your proxy card represents all shares registered to your account in the same social security number and address.

Q:       What does it mean if I get more than one proxy card?

A: Your shares are probably registered in more than one account. You should vote each proxy card you receive. We encourage you to consolidate all your accounts by registering them in the same name, social security number and address.

Q:       How many votes can I cast?

A:       On all matters you are entitled to one vote per share of common stock.

Q: When are stockholder proposals due for the 2005 Annual Meeting of Stockholders?

A: If you want to present a proposal from the floor at the 2005 Annual Meeting, you must give us written notice of your proposal no later than February 21, 2005. If instead of presenting your proposal at the meeting you want your proposal to be considered for inclusion in next year's proxy statement, you must submit the proposal in writing to the Secretary so that it is received at the above address by December 8, 2004. Your notice should be sent to the Secretary, Encysive Pharmaceuticals Inc., 6700 West Loop South, 4th Floor, Bellaire, Texas 77401. See "Stockholder Proposal Information."

Q:       Where can I find the voting results of the meeting?

A: The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2004.

                                TABLE OF CONTENTS

                                                                                                           Page
ELECTION OF DIRECTORS.................................................................................       5
         Nominees.....................................................................................       5
         Vote Required................................................................................       9
         Communicating with the Board of Directors....................................................       9
         Director Compensation and Board Committees...................................................       9

APPROVAL OF THE AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN AMENDMENT..............................      13
         Vote Required................................................................................      13

OTHER INFORMATION.....................................................................................      14
         Principal Stockholders.......................................................................      14
         Executive Officers...........................................................................      15
         Executive Compensation.......................................................................      16
         Compensation and Corporate Governance Committee Report On Executive Compensation.............      19
         Audit Committee Report.......................................................................      21
         Performance Graph............................................................................      22
         Executive Agreements.........................................................................      23
         Independent Public Accountants...............................................................      24
         Section 16(a) Beneficial Ownership Reporting Compliance......................................      25
         Stockholder Proposal Information.............................................................      26
         Other Matters................................................................................      26

         A copy of the Annual Report which includes the Form 10-K of Encysive Pharmaceuticals Inc. for the fiscal year ended December 31, 2003 is being mailed with this proxy statement. You may receive an additional copy of the Form 10-K, our Quarterly Reports on Form 10-Q and other information at no charge upon request directed to: Ann Tanabe, Encysive Pharmaceuticals Inc., 6700 West Loop South, 4th Floor, Bellaire, Texas 77401.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         At the annual meeting, ten directors are to be elected. Each director is to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The persons designated as proxies on the accompanying proxy card intend, unless authority is withheld, to vote for the election of the nominees named below to the Board of Directors. All of the nominees have been elected previously as directors by our stockholders. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee as the Compensation and Corporate Governance Committee may recommend and the independent members of the Board of Directors may nominate, or the Board of Directors may be reduced accordingly. The committee, which consist solely of directors that are independent within the meaning of Rule 4200 of the NASD, recommended the nomination of the ten directors to the Board of Directors. Based on that recommendation, the independent members of the Board nominated such directors for election at the annual meeting. The nominees have consented to be nominated and have expressed their intention to serve if elected. We have no reason to believe that any of the nominees will be unable to serve if elected to office and, to our knowledge, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the independent members of the Board of Directors will be eligible to stand for election as directors at the meeting. See "Stockholder Proposal Information."

NOMINEES

Certain information regarding the nominees is set forth below:


           NAME                     AGE     POSITION                              DIRECTOR SINCE
           ----                     ---     --------                              --------------
John M. Pietruski (1)                71     Chairman of the Board of Directors        1990
Bruce D. Given, M.D. (1)             49     President, Chief Executive Officer
                                            and Director                              2002
Richard A. F. Dixon, Ph.D. (1)       50     Senior Vice President, Research,
                                            Chief Scientific Officer and
                                            Director                                  1990
James T. Willerson, M.D. (1)(3)      64     Chairman of the Scientific
                                            Advisory Board and Director               1990
Ron J. Anderson, M.D. (2)            57     Director                                  1997
Frank C. Carlucci (2)                73     Director                                  1990
Robert J. Cruikshank (3)             73     Director                                  1993
Suzanne Oparil, M.D. (3)             62     Director                                  1999
William R. Ringo, Jr. (3)            58     Director                                  2001
James A. Thomson, Ph.D. (2)          58     Director                                  1994

------------
(1)      Member of the Executive Committee of the Board of Directors

(2) Member of the Compensation and Corporate Governance Committee of the Board of Directors

(3)      Member of the Audit Committee of the Board of Directors

         John M. Pietruski has served as our Chairman of the Board of Directors since May 1990. Mr. Pietruski has served as President of Dansara Company, a private investment consulting firm, since 1988. He served as Chairman of the Board of Directors and Chief Executive Officer of Sterling Drug Inc., a pharmaceutical company, from 1985 to 1988 and as President and Chief Operating Officer from 1983 to 1985. Mr. Pietruski currently serves as a director of First Energy Corporation and PDI, Inc. Mr. Pietruski received a B.S. degree with honors in business administration from Rutgers University, where he graduated Phi Beta Kappa.

         Bruce D. Given, M.D. has served as our President and Chief Executive Officer and as a member of the Board of Directors since March 2002. Dr. Given joined us after serving as President, International of Ortho-Clinical Diagnostics of Johnson & Johnson from May 2000 to March 2002. He was also General Manager of Transfusion Medicine Worldwide of Ortho-Clinical Diagnostics from November 1999 to May 2000. Dr. Given served as Group Vice President, head of Worldwide Clinical and Regulatory Affairs of Biosense Webster, an affiliate of Johnson & Johnson from July 1998 to November 1999. He was also Group Vice President, head of U.S. Marketing & Sales, Research & Development for Janssen Pharmaceutica from April 1995 to July 1998. He has held various executive and senior management positions with Sandoz Pharma Ltd., Sandoz Research Institute and Schering-Plough Corporation. Dr. Given received a B.S. from Colorado State University, graduating Phi Beta Kappa, an M.D. with honors from the University of Chicago and was a Clinical Fellow at Harvard Medical School.

         Richard A.F. Dixon, Ph.D. has served as our Senior Vice President, Research and Chief Scientific Officer since March 2000, and as a member of the Board of Directors since July 1990. Dr. Dixon served as our Vice President, Research from December 1992 to March 2000 and as Scientific Director and Director of Molecular Biology from July 1990 to December 1992. Dr. Dixon joined us after serving as a Director and Head of Molecular Biology at Merck Sharp & Dohme Research Laboratories, a division of Merck & Co. from 1988 to July 1990. In addition, Dr. Dixon serves as a Professor of the Department of Internal Medicine at The University of Texas Medical School at Houston. Dr. Dixon is the author or co-author of more than 100 scientific papers and has invented twelve patented therapeutic technologies. He received a B.S. degree from Texas A & M University, graduating cum laude, and received a Ph.D. in virology from the Baylor College of Medicine.

         James T. Willerson, M.D. has served as Chairman of our scientific advisory board since January 1990 and has been a member of the Board of Directors since May 1990. Dr. Willerson was appointed in March 2001 to serve as President of The University of Texas - Houston Health Science Center and is also a professor at this institution. He served as the Chairman of the Department of Internal Medicine at The University of Texas Medical School at Houston from 1989 to 2001. In 1995, he was appointed Medical Director of the Texas Heart Institute, Houston, Texas. He was Chief of Cardiology of Parkland Memorial Hospital in Dallas, Texas from 1975 to 1989, director and principal investigator of The University of Texas Southwestern Medical School Ischemic Heart Disease, Specialized Center of Research, in Dallas from 1975 to 1989, director of the cardiology division at The University of Texas Southwestern Medical School from 1977 to 1989, and professor of medicine and professor of radiology from 1979 to 1989. He also served as co-director of the Bugher Molecular Biology and Cardiology Research Center at The University of Texas Health Science Center in Dallas from 1986 to 1989. Dr. Willerson has published nearly 700 manuscripts and has been editor or co-editor of 18 textbooks. He was selected for membership in the Institute of Medicine of the National Academy of Science in 1998 and named "Distinguished Scientist" of the American College of Cardiology for 2000. In 1961, Dr. Willerson received a B.A. from The University of Texas at Austin, graduating Phi Beta Kappa. In 1965, he received an M.D. from the Baylor College of Medicine, graduating as a member of Alpha Omega Alpha. Dr. Willerson's medical and cardiology training was undertaken at the Massachusetts General Hospital, Boston, Massachusetts.

         Ron J. Anderson, M.D. has served as a member of the Board of Directors since December 1997. He has been President and Chief Executive Officer of Parkland Health & Hospital System since 1982. Parkland is the general public hospital for Dallas County, Texas and the primary teaching hospital for The University of Texas Southwestern Medical Center at Dallas. He previously served as Parkland's Medical Director for Ambulatory Care and Emergency Services. He served concurrently as head of the Division of Ambulatory Care, which became the Division of General Internal Medicine under his guidance in the Department of Internal Medicine at Southwestern. Dr. Anderson has remained on the faculty of the Medical School as Professor of Internal Medicine. Dr. Anderson is also a director of Parkland Foundation and Texans Care for Children. He is the Chief Executive Officer and serves on the Board of Directors of Parkland Community Health Plan and is an advisory board member of Texas Health Choice. Dr. Anderson is also the Chairman of the Texas Hospital Association, a member of the board of directors of the National Association of Public Hospitals and National Public Health and Hospital Institute. In 1997, he was elected to the Institute of Medicine of the National Academy of Sciences. He has authored and co-authored more than 200 articles on medicine, ethics, and health policy. Dr. Anderson received his medical degree from the University of Oklahoma and his pharmacy degree from Southwestern Oklahoma State University where he was selected as a Distinguished Alumnus in 1987.

         Frank C. Carlucci has served as a member of the Board of Directors since May 1990. He has been principally employed as Chairman Emeritus and a Partner in The Carlyle Group, a Washington, D. C. based merchant bank since 1989. Mr. Carlucci served as Secretary of Defense from 1987-1989 and as President Reagan's National Security Advisor in 1987. Prior to returning to Government service, Mr. Carlucci was Chairman and Chief Executive Officer of Sears World Trade, a business he joined in 1983. His government service included positions as Deputy Secretary of Defense (1980-82), Deputy Director of Central Intelligence (1978-80), Ambassador to Portugal (1975-78), Under Secretary of Health Education and Welfare (1973-75), Deputy Director of OMB (1970-72), and Director of the Office of Economic Opportunity (1969). Mr. Carlucci was a Foreign Service Officer from 1956 to 1980. Mr. Carlucci is the Chairman of the Neurogen Corporation board of directors and is also a director of SunResorts, Ltd., N.V. and United Defense, L.P. Mr. Carlucci graduated from Princeton University and also attended Harvard Business School.

         Robert J. Cruikshank has served as a member of the Board of Directors since May 1993. Mr. Cruikshank was a senior partner at Deloitte & Touche LLP from 1989 until retiring in March 1993. Mr. Cruikshank was a partner, office managing partner and member of the board of directors of the predecessor firms to Deloitte & Touche LLP in Houston from 1968 until 1989. He is a trustee of the Ray C. Fish Foundation and Texas Medical Center. He also serves as a director of MAXXAM Incorporated, Kaiser Aluminum Corporation, Weingarten Realty Investors, Texas Genco Holdings, Inc. and as an advisory board member of Compass Bank of Houston. Mr. Cruikshank is a past Chairman of the American Heart Association, is active at the affiliate levels and is a past Regent of the University of Texas System. Mr. Cruikshank received a B.A. in economics and accounting from Rice University and completed the Advanced Management Program at Harvard University.

         Suzanne Oparil, M.D. has served as a member of the Board of Directors since May 1999. She has been a professor of medicine since 1981, Director of Vascular Biology and Hypertension since 1985, and professor of physiology and biophysics since 1993, in the Division of Cardiovascular Disease at The University of Alabama at Birmingham. She has served as President of the American Federation of Clinical Research. Dr. Oparil is also a member of the American Society of Clinical Investigation, the Association of American Physicians, and of the Institute of Medicine of the National Academy of Sciences. In addition, she has held advisory positions with the National Institutes of Health, including membership on a number of task forces, advisory committees and peer review committees. Dr. Oparil was a past President of the American Heart Association and is an active volunteer at both the national and affiliate levels. She was a recipient of the University of Alabama President's Achievement Award. Dr. Oparil has an extensive bibliography in clinical cardiology and hypertension, including over 500 journal articles, books and book chapters. Dr. Oparil received her medical degree from Columbia University, College of Physicians and Surgeons in 1965.

         William R. Ringo, Jr. has served as a member of the Board of Directors since October 2001. Since March 2001, he has been a privately employed health care consultant. Mr. Ringo joined Eli Lilly and Company in 1973 and served in various capacities for Eli Lilly, including President of Oncology and Critical Care products from June 1999 until his retirement in February 2001, President of Internal Medicine products from January 1998 until June 1999, and President of its Infectious Diseases business unit from September 1995 until January 1998. Mr. Ringo is also a director of Praecis Pharmaceuticals, Inc., LaJolla Pharmaceutical Company, and Intermune, Inc. and is a founding member of Barnard Life Sciences Healthcare Consulting. He is past Chairman of Community Health Network, Indianapolis. Mr. Ringo received a B.S. degree in management and an M.B.A. degree from the University of Dayton.

         James A. Thomson, Ph.D. has served as a member of the Board of Directors since May 1994. He has been President and Chief Executive Officer of the RAND Corporation since 1989 and has served the institution in a variety of roles beginning in 1981. The RAND Corporation is a non-profit institution that seeks to improve public policy through research analysis in such areas as national defense, education and health. He also serves as a director of AK Steel Holding Co. From 1977 until 1981, he served on the National Security Council, at the White House. From 1974 until 1977, Dr. Thomson served as an operations research analyst in the Office of the Secretary of Defense, the Pentagon. Dr. Thomson is the author of numerous scholarly articles and reports on defense and scientific subjects. Dr. Thomson graduated from the University of New Hampshire in 1967 and received an M.S. and Ph.D. in Physics from Purdue University.

VOTE REQUIRED

         The ten nominees for election as directors at the annual meeting who receive the greatest number of votes cast for election by the stockholders, a plurality, will be elected as our directors. Broker non-votes and abstentions will not affect the outcome of the election of directors. If you hold your shares through a broker, bank or other nominee and you do not instruct them how to vote on this proposal, your broker may have authority to vote your shares. You may vote "FOR" all nominees, "AGAINST" all nominees or withhold your vote for any one or more of the nominees. The proxy holders intend to vote the shares represented by proxies to elect the ten nominees to the Board of Directors set forth in Proposal 1.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE TO OUR BOARD OF DIRECTORS.

COMMUNICATING WITH THE BOARD OF DIRECTORS

         Historically, we have not adopted a formal process for stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Nevertheless, during the upcoming year the Compensation and Corporate Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to our website.

         Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders, we encourage directors to attend and historically more than a majority have done so. For example, 80% and 100% of the directors attended the 2002 and 2003 Annual Meetings, respectively. The Compensation and Corporate Governance Committee will give consideration during the upcoming year of formalizing this excellent attendance record into a formal policy, so as to maximize attendance by directors, taking into account the directors' schedules and the timing requirements of applicable law.

DIRECTOR COMPENSATION AND BOARD COMMITTEES

         During 2003, the Board of Directors held eleven meetings. All directors, except for Dr. James T. Willerson, attended at least 75% of the total meetings of the Board and the committees on which they serve. We believe that attendance at meetings of the Board is only one criterion for judging the contribution of individual directors, and that all directors have made substantial and valuable contributions.

         The Board of Directors has determined that the following members of the Board are independent within the meaning of Rule 4200 of the NASD: James T. Willerson, Ron J. Anderson, Frank C. Carlucci, Robert J. Cruikshank, Suzanne Oparil, William R. Ringo and James A. Thomson.

         Director Compensation. During the year ended December 31, 2003, each non-employee director received a retainer of $2,500 per quarter and the committee chair received a retainer of $250 per quarter, fees of $1,000 for each meeting of the Board of Directors attended in person and $500 for each meeting conducted by telephone. Non-employee directors received a fee of $500 for each committee meeting attended in person and a fee of $500 for each committee meeting conducted by telephone. Dr. Willerson, however, has declined all retainer or meeting fees. In addition, directors are reimbursed for expenses incurred in attending meetings of the Board and its committees. Non-employee directors may elect to receive part or all of the quarterly retainer and fees in common stock. Each non-employee director also receives options to purchase 15,000 shares of common stock on their initial election to the Board and options to purchase 7,500 shares of common stock on each subsequent election to the Board.

         Executive Committee. The executive committee met once during 2003. The current members of the executive committee are Bruce D. Given (Chair), Richard A.F. Dixon, James T. Willerson and John M. Pietruski. The executive committee may act on behalf of the Board on all matters permitted by Delaware corporate law except as limited by our Certificate of Incorporation and Bylaws. All actions taken by the executive committee must be reported at the Board's next meeting.

         Audit Committee. During the year ended December 31, 2003, the members of the committee were Robert J. Cruikshank (Chair), James T. Willerson, William
R. Ringo, and Suzanne Oparil. The Board of Directors has determined that Robert
J. Cruikshank is an audit committee financial expert under the SEC rules, and independent, as that term is used in Item 7(d)(3)(iv) of Schedule 14A. Under Rule 4200 of the NASD, all of the members of the committee were, and are, independent. The committee operates under a written charter adopted by the Board of Directors, and attached as Appendix A to this proxy statement. The committee met five times during 2003.

         The committee's primary function is to assist the Board in fulfilling its oversight responsibilities by: reviewing the financial reports and other financial information provided by us to any governmental body or the public; reviewing our system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and our auditing, accounting and financial reporting processes generally; reviewing the independence and performance of our independent auditors; and providing an open avenue of communication among the independent auditors, financial and senior management, and the Board. The committee also has the sole authority and responsibility to appoint, select, evaluate, and, where appropriate, replace our independent auditors.

         Compensation and Corporate Governance Committee. During the year ended December 31, 2003, the members of the committee were James A. Thomson (Chair),

Frank C. Carlucci, and Ron J. Anderson. All of the members of the committee are independent directors within the meaning of Rule 4200 of the NASD. The committee operates under a written charter adopted by the Board of Directors, and attached as Appendix B to this proxy statement. The committee met four times during 2003.

         The committee is primarily responsible for providing oversight on the broad range of matters surrounding the compensation of management, and the composition and operation of the Board, including recommending to the Board the compensation for our Chief Executive Officer, approving the compensation and employee benefits for our other executive officers and employees, identifying individuals qualified to become Board members, recommending to the Board director nominees, and recommending to the Board a set of corporate governance principles applicable to us.

         Director Nominations Process. As indicated above, nominating functions are handled by the Compensation and Corporate Governance Committee pursuant to its charter. The charter is available at the "Investor Relations" section of our website at www.encysive.com.

         Our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our annual meeting of stockholders. Historically, we have not had a formal policy concerning stockholder recommendations to the committee (or its predecessors). To date, we have not received any recommendations from stockholders requesting that the committee (or any predecessor) consider a candidate for inclusion among the committee's slate of nominees in our proxy statement. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received. The committee will consider this matter fully during the upcoming year with a view to adopting and publishing a policy on stockholder recommendations for director nominees prior to the 2005 Annual Meeting.

         In evaluating director nominees, the committee considers the following factors:

         -        the appropriate size of Encysive's Board of Directors;

         - the needs of Encysive with respect to the particular talents and experience of its directors;

         - the knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

         -        familiarity with the healthcare industry;

         -        experience with accounting rules and practices; and

         - the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

         The committee's goal is to assemble a Board that brings to Encysive a variety of perspectives and skills derived from high quality business and professional experience.

         Other than the foregoing there are no stated minimum criteria for director nominees, although the committee may also consider such other factors as it may deem are in the best interests of Encysive and its stockholders. The committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an "audit committee financial expert" as defined by SEC rules, and that a majority of the members of the Board meet the definition of "independent director" under NASD rules. The committee also believes it appropriate for certain key members of Encysive's management to participate as members of the Board.

         The committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to Encysive's business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the committee or the Board decides not to re-nominate a member for re-election, the committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the committee and Board of Directors are polled for suggestions as to individuals meeting the criteria of the committee. Research may also be performed to identify qualified individuals. We have also engaged third parties to identify or evaluate or assist in identifying potential nominees.

         Our Bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors; provided, however, that a stockholder may nominate a person for election as a director at a meeting only if written notice of such stockholder's intent to make such nomination has been given to our Secretary as described in "Stockholder Proposal Information" in this proxy statement. Each notice must set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on Encysive's books, of such stockholder and
(ii) the class and number of shares of Encysive that are beneficially owned by such stockholder and that are owned of record by such stockholder.

         Code of Ethics. We have adopted a Business Ethics Policy that applies to all of our employees, as well as each member of the Board of Directors. The Business Ethics Policy is available at the "Investor Relations" section of our website at www.encysive.com. We intend to post amendments to or waivers from the Business Ethics Policy (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at this location on our website.

                                   PROPOSAL 2

                      APPROVAL OF THE AMENDED AND RESTATED
                       1999 STOCK INCENTIVE PLAN AMENDMENT

         The 1999 Plan provides for the grant of incentive and non-qualified stock options, shares of restricted stock and stock bonuses. Currently, the 1999 Plan provides that the maximum amount of shares subject to the plan is 4,750,000. As of March 4 2004, 941,981 shares remained available for grant under the 1999 Plan. Because of this, the Compensation and Corporate Governance Committee adopted this amendment, subject to stockholder approval, to increase the number of shares available for grant under the 1999 Plan and to assure that adequate shares will be available for future grants. The amendment to the 1999 Plan is intended to (i) further our efforts in attracting, retaining and motivating key employees, consultants, and non-employee directors and (ii) continue to closely align the interests of participants in the 1999 Plan with those of stockholders by encouraging stock ownership and by tying compensation to the long term growth of our business and the performance of our common stock. If this amendment is approved, the authorized shares available for grant under the 1999 Plan will be increased from 4,750,000 to 6,750,000 If approved, this amendment will not change any other term of the 1999 Plan.

         The amendment to the 1999 Plan appears as Appendix C, entitled the Amended and Restated 1999 Stock Incentive Plan Amendment, to this proxy statement.

VOTE REQUIRED

         The affirmative vote of the holders of a majority of the shares of common stock outstanding, entitled to vote and represented at the annual meeting, in person or by proxy, is required to approve the amendment to the 1999 Plan. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the effect of a negative vote. If you hold your shares through a broker, bank or other nominee and you do not instruct them on how to vote on this proposal, your broker will not have authority to vote your shares if your broker is a NASD or NYSE member organization. Broker non-votes will not affect the outcome of the vote on the amendment to the 1999 Plan.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1999 PLAN.

                                OTHER INFORMATION

PRINCIPAL STOCKHOLDERS

         The following table sets forth the beneficial ownership of our common stock as of March 29, 2004 by:

         - each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;

         -        each of our executive officers and directors; and

         -        all of our directors and executive officers as a group.

         Unless otherwise noted, each person has sole investment and voting power of the shares listed. The information in the following table is based on information supplied by officers, directors and principal stockholders and filings, if any, filed with the Securities and Exchange Commission by each person.

                                                                       NUMBER OF SHARES
                                                    -----------------------------------------------
                                                                         EXERCISABLE
                                                                         OPTIONS TO
                                                                       PURCHASE SHARES                       PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)             SHARES            WITHIN 60 DAYS       TOTAL              CLASS
----------------------------------------             ------            --------------       -----            ----------
Wellington Management Company, LLP (2) ......       4,414,454                     0       4,414,454             8.4%
Ron J. Anderson, M.D. .......................               0                52,250          52,250               *
Frank C. Carlucci ...........................          54,327                60,754         115,081               *
Terrance C. Coyne, M.D. .....................          11,523(3)                  0          11,523               *
Robert J. Cruikshank ........................          22,131                60,754          82,885               *
Richard A. F. Dixon, Ph.D. ..................         174,889(3)            693,729         868,618             1.6%
Bruce D. Given, M.D. ........................         214,982(3)            325,001         539,983             1.0%
Derek Maetzold ..............................          27,369(3)                  0          27,369               *
Stephen L. Mueller ..........................          61,912(3)(4)         273,274         335,186               *
Suzanne Oparil, M.D. ........................          12,106                38,750          50,856               *
John M. Pietruski ...........................          73,459(5)             53,213         126,672               *
William R. Ringo, Jr. .......................           3,501                23,750          27,251               *
James A. Thomson, Ph.D. .....................           7,901(6)             62,957          70,858               *
James T. Willerson, M.D. ....................          99,999(7)             64,122         164,121               *
 All directors and executive officers
     as a group (13 persons) ................         764,099             1,708,554       2,472,653             4.5%

--------------
*  Less than 1%

(1) Unless otherwise indicated, the address of all persons above is 6700 W. Loop So., 4th Flr, Bellaire, TX 77401.

(2) As of December 31, 2003, Wellington Management Company, LLP ("Wellington Management"), in its capacity as investment adviser,may be deemed to have beneficial ownership of 4,414,454 shares of common stock that are owned by numerous investment advisory clients, one of which is known to have such interest with respect to more than five percent of the class of shares. Wellington Management has shared voting authority over 2,804,854 shares and no voting authority over 1,609,600 shares. Wellington Management is a registered investment adviser under the Investment Advisers Act of 1940, as amended. The address of Wellington Management is 75 State Street, Boston, Massachusetts 02109.

(3) Includes the following shares of restricted common stock: Dr. Coyne - 11,523; Dr. Dixon - 71,581; Dr. Given - 189,982; Mr. Maetzold - 17,369
         and Mr. Mueller - 44,902. The shares of restricted common stock vest in three equal annual amounts beginning on the one year anniversary at the grant date.

(4) Does not include 1,000 shares held by Mr. Mueller's daughter for which he disclaims beneficial ownership.

(5) Includes 42,857 shares held by the Pietruski Family Partnership, of which Mr. Pietruski is the general partner.

(6)      Includes 200 shares held by Dr. Thomson's granddaughter.

(7) Includes 14,285 shares owned by The James T. Willerson Fund, Inc., a not-for-profit corporation, of which Dr. Willerson is the Chairman of the Board of Directors.

EXECUTIVE OFFICERS

         Our executive officers serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board. All of our executive officers are listed in the following table, and certain information concerning these officers, except for Drs. Given and Dixon who are also members of the Board of Directors, follows the table:

         NAME                    AGE                           POSITION
         ----                    ---                           --------
Bruce D. Given, M.D.              49        President, Chief Executive Officer and Director
Richard A. F. Dixon, Ph.D.        50        Senior Vice President, Research, Chief Scientific
                                            Officer and Director
Stephen L. Mueller                56        Vice President, Finance and Administration, Secretary
                                            and Treasurer
Terrance C. Coyne, M.D.           58        Vice President, Clinical Development and Chief
                                            Medical Officer
Derek Maetzold                    42        Vice President, Marketing and Sales

         Stephen L. Mueller has served as Vice President, Finance and Administration since March 1998, as Vice President of Administration since March 1995, as Secretary since May 1994 and as Treasurer since December 1991. From September 1991 to March 1995, Mr. Mueller served as Director of Finance and Administration. Prior to joining us, Mr. Mueller was a financial consultant for wholesale distribution and oil and gas companies. Mr. Mueller was Vice President and Controller of Bado Equipment Co., Inc. in Houston, Texas from 1976 to 1990. He was associated with Deloitte & Touche, Certified Public Accountants in Houston, Texas from 1973 to 1976. Mr. Mueller received a B.B.A. from The University of Texas at Austin in accounting and is a Certified Public Accountant in the State of Texas.

         Terrance C. Coyne, M.D. has served as Vice President, Clinical Development and Chief Medical Officer since September 2003. Dr. Coyne joined as after serving as Senior Vice President, Chief Medical and Regulatory Officer for Metaphore Pharmaceuticals, Inc. in St. Louis, Missouri from November 2001 to September 2003. He was also Managing Director for Ferghana Partners, Inc. in New York, New York for 2001. Dr. Coyne also served as Vice President Business Development, Medical and Scientific Affairs for Celltech-Medeva Pharmaceuticals in Rochester, New York from 1993 to 2000. Dr. Coyne received both his bachelor's degree and medical degree from the University of Wisconsin.

         Derek Maetzold has served as Vice President, Sales and Marketing since June 2003. Before joining us, Mr. Maetzold served in various capacities for Schering-Plough Corporation from 1999 to June 2003, including Senior Director - Business Development, Director - Marketing, Allergy Business Unit and Director - Marketing Planning, Ezetimibe and Clarinex. From 1998 to 1999, he served as Account Supervisor for Integrated Communications Corporation, a healthcare focused advertising company. Mr. Maetzold received his bachelor's degree in Biology from George Mason University.

EXECUTIVE COMPENSATION

         Summary Compensation Table. The following table provides information concerning compensation paid or accrued during the fiscal years ended December 31, 2003, 2002 and 2001 to our Chief Executive Officer and each of the other four most highly-paid executive officers of the company whose salary and bonus exceeded $100,000, collectively referred to as the Named Executive Officers, determined at the end of the last fiscal year:

                                                                                        LONG TERM
                                                   ANNUAL COMPENSATION                COMPENSATION
                                                 -------------------------    ----------------------------
                                                                               RESTRICTED        SHARES
                                                                              STOCK AWARDS     UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR       SALARY          BONUS          (1)          OPTIONS (2)  COMPENSATION
---------------------------             ----     ----------     ----------    ------------     -----------  -------------
Bruce D. Given, M.D. ...............    2003     $  340,792     $  208,330     $   86,670             --     $    5,641(3)
   President and Chief                  2002     $  247,055     $  122,000     $  430,500        550,000     $  103,917(4)
   Executive Officer                    2001             --             --             --             --             --

Richard A.F. Dixon, Ph.D. ..........    2003     $  296,070     $  132,342     $   51,003         96,300     $    6,000(5)
   Senior Vice President,               2002     $  281,121     $   72,205     $   55,524         60,300     $    5,500
   Research, Chief                      2001     $  263,504     $   33,883     $   33,887        141,300     $    5,100
   Scientific Officer

Stephen L. Mueller .................    2003     $  184,095     $   96,978     $   32,003         31,600     $    5,656(5)
   Vice President,  Finance and         2002     $  177,897     $   51,456     $   34,775         30,800     $    5,359
   Administration, Secretary            2001     $  168,466     $   21,459     $   21,462         75,500     $    4,636
   and Treasurer

Terrance C. Coyne, M.D. ............    2003     $   90,243     $   39,165     $   64,002         50,000     $   16,865(6)
   Vice President, Clinical             2002             --             --             --             --             --
   Development, Chief                   2001             --             --             --             --             --
   Medical Officer

Derek Maetzold .....................    2003     $  108,341     $   75,665     $   63,985         70,000     $  117,791(6)
   Vice President, Sales                2002             --             --             --             --             --
   and Marketing                        2001             --             --             --             --             --

----------------
(1) Represents restricted shares of common stock issued under bonus plans for executive officers and other key personnel. The restricted shares vest in three equal annual installments over three years beginning on the first anniversary of the date of grant except for 50,000 of Dr. Given's restricted shares, which vest on the third anniversary of the date of grant. The restricted shares are eligible for dividend distributions should any dividends be declared. The number and value of restricted shares held as of December 31, 2003, respectively, were as follows: Dr. Given - 181,183/$1,621,588; Dr. Dixon - 66,403/$594,307;
         Mr. Mueller - 41,653/$372,794; /Dr. Coyne - 10,000/$89,500; Mr.
         Maetzold - 15,000/$134,250. The shares awarded under the bonus plan for fiscal 2003 were: Dr. Given - 8,799; Dr. Dixon - 5,178; Mr. Mueller - 3,249; Dr. Coyne - 1,523; and Mr. Maetzold - 2,369. The dollar amounts reported in the table represent the value of the restricted shares on the date of grant.

(2) See "Option Grants in Last Fiscal Year" for certain information with respect to options granted during the fiscal year ended December 31, 2003.

(3) Includes $495 for insurance premiums for term life insurance, and $5,146 for employer contributions pursuant to our 401(k) plan.

(4) Includes $495 for insurance premiums for term life insurance, $4,755 for employer contributions pursuant to our 401(k) plan and $98,667 for reimbursement of relocation expenses.

(5) Represents amounts for employer contributions pursuant to our 401(k) plan.

(6)      Represents amounts paid for relocation expenses.

         Option Grants in Last Fiscal Year. The following table provides information concerning stock options granted to the Named Executive Officers during the year ended December 31, 2003:

                                NUMBER OF     % OF TOTAL                                POTENTIAL REALIZABLE VALUE
                                SECURITIES      OPTIONS                                 AT ASSUMED ANNUAL RATES OF
                                UNDERLYING    GRANTED TO                                STOCK PRICE APPRECIATION
                                 OPTIONS     EMPLOYEES IN   EXERCISE      EXPIRATION      FOR OPTION TERM(2)
            NAME                 GRANTED     FISCAL YEAR     PRICE          DATE(1)          5%            10%
----------------------------    ----------   ------------   --------      ----------    -----------    -----------
Richard A.F. Dixon, Ph.D....      96,300        13.96       $   0.93       03/21/13     $    56,323    $   142,734
Stephen L. Mueller..........      31,600         4.58       $   0.93       03/21/13     $    18,482    $    46,837
Terrance C. Coyne, M.D. ....      50,000         7.25       $   4.90       09/01/13     $   153,599    $   388,975
Derek Maetzold..............      70,000        10.15       $   2.71       06/02/13     $   119,301    $   302,333

-------------
(1) These stock options vest and become exercisable in approximately three equal annual installments beginning on the first anniversary of the date of grant.

(2) Potential Realizable Value is based on the assumed annual growth rates for each of the grants shown over their ten-year option term. Actual gains, if any, on option exercises are dependent on the future performance of the common stock. Because the exercise price of options granted is equal to the fair market value of the common stock a zero percent appreciation in stock price will result in no gain.

         Aggregated Option Exercises In Last Fiscal Year and Year-End Option Values. The following table provides information concerning the number of unexercised options and the value of in-the-money options held by the Named Executive Officers as of December 31, 2003:

                                  SHARES                       NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                ACQUIRED ON      VALUE           OPTIONS AT FY-END         IN-THE-MONEY OPTIONS (1)
            NAME                EXERCISE (#)  REALIZED($)   EXERCISABLE   UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
            ----                ------------  -----------   -----------   -------------  -----------   -------------
Bruce D. Given, M.D. .......           0              0       141,667        408,333     $   393,834   $   1,120,166
Richard A.F. Dixon, Ph.D. ..      59,244        100,505       594,429        183,600     $ 2,220,120   $   1,067,814
Stephen L. Mueller .........      18,426         31,474       227,307         77,299     $   701,193   $     408,173
Terrance C. Coyne, M.D. ....           0              0             0         50,000     $         0   $     202,500
Derek Maetzold .............           0              0             0         70,000     $         0   $     436,800

------------
(1) Value of in-the-money options calculated based on the closing price of $8.95 per share of common stock on December 31, 2003, as reported by the Nasdaq National Market.

         Securities Authorized For Issuance Under Equity Compensation Plans. The following table sets forth information regarding our equity compensation plans as of December 31, 2003:

                                                   EQUITY COMPENSATION PLAN INFORMATION
                                   ------------------------------------------------------------------------
                                        NUMBER OF                                    NUMBER OF SECURITIES
                                     SECURITIES TO BE                               REMAINING AVAILABLE FOR
                                       ISSUED UPON          WEIGHTED AVERAGE         FUTURE ISSUANCE UNDER
                                       EXERCISE OF              EXERCISE              EQUITY COMPENSATION
                                       OUTSTANDING        PRICE OF OUTSTANDING         PLANS (EXCLUDING
                                    OPTIONS, WARRANTS      OPTIONS, WARRANTS        SECURITIES REFLECTED IN
                                        AND RIGHTS            AND RIGHTS                 COLUMN (a))
      PLAN CATEGORY                         (a)                   (b)                         (c)
      -------------                ------------------     --------------------      -----------------------
Equity compensation
plans approved by
security holders (1).........          4,750,352                  $6.33                    2,093,929

Equity compensation
plans not approved by
security holders.............                 --                     --                           --
                                       ---------                  -----                    ---------
Total                                  4,750,352                  $6.33                    2,093,929
                                       ---------                  -----                    ---------

---------------

(1) Consists of the Amended and Restated 1990 Incentive Stock Option Plan, the Amended and Restated 1992 Incentive Stock Option Plan, the Amended and Restated Stock Option Plan for Non-Employee Directors, the Amended and Restated 1995 Stock Option Plan, the Amended and Restated 1995 Non-Employee Director Stock Option Plan and the Amended and Restated 1999 Stock Incentive Plan.

         Compensation Committee Interlocks and Insider Participation. In January 1992, we entered into a consulting agreement with John M. Pietruski, Chairman of our Board of Directors. Under the terms of the agreement, Mr. Pietruski is expected to devote an average of one day per week of his consulting services to us. In 2002 the agreement was amended to extend the term for an additional two-year period, effective January 1, 2003. During 2003 Mr. Pietruski received, and will receive over the remaining term of the agreement, an annual fee of $60,000.

COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Our compensation program for officers (including the Chief Executive Officer and the other executive officers) is administered by the Compensation and Corporate Governance Committee, which is composed of three independent directors pursuant to Rule 4200 of the listing standards of the NASD. The committee is primarily responsible for providing oversight on the broad range of matters surrounding the compensation of management, and the composition and operation of the Board, including recommending to the Board the compensation for our Chief Executive Officer, approving the compensation and employee benefits for our other executive officers and employees, identifying individuals qualified to become Board members, recommending to the Board director nominees, and recommending to the Board a set of corporate governance principles applicable to us.

         The policies of the committee with respect to executive officers, including the Chief Executive Officer, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the committee has adopted a mix among various compensation elements including, salary, bonus and stock options.

         Base salaries for management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of salaries for comparable positions at comparable companies within the biotechnology industry and reference to broad based industry surveys of pharmaceutical and biotechnology companies. In furtherance of these goals, we have entered into agreements with certain of our key management personnel, including Dr. Given, our Chief Executive Officer. See "Executive Agreements." The agreements with key personnel establish annual base salary amounts that the committee, may increase from time to time. Increases in Dr. Given's salary require approval of the independent members of the full Board. During the year 2003, Dr. Given received an annualized base salary of $350,000 based on a review of his performance during 2002 by the committee. Annual salary adjustments are determined by evaluating the competitive marketplace, our performance, the performance of the executive, and any increased responsibilities assumed by the executive. We attained a number of important milestones during the year 2003, including the expansion of the sales effort and increase in sales of Argatroban by our marketing partner GlaxoSmithKline, acquisition of 100% of the commercial benefit for Thelin(TM) through full ownership of Encysive, L.P., initiation of the final Phase III clinical program for Thelin(TM), initiation and completion of clinical trials by Revotar, our German affiliate and progress in research and clinical development of certain compounds. Based on a review of these factors and Dr. Given's performance during 2003, the committee recommended and the independent directors of the full Board approved an increase in Dr. Given's annualized base salary to $367,500 effective March 1, 2004.

         Section 162(m) of the Internal Revenue Code restricts the ability of a publicly held corporation to deduct compensation in excess of $1,000,000 paid to its chief executive officer and each of the four most highly compensated officers. The committee intends to maintain executive compensation packages below this threshold, and based on its current compensation structure, we do not anticipate that any of our officers will reach the $1,000,000 threshold in the near future.

         The principal methods for long-term incentive compensation are our incentive stock plans. Compensation under these plans principally takes the form of incentive and non-qualified stock options that have an exercise price equal to the market price of our common stock at time of grant and restricted stock grants. In this manner, key individuals are rewarded commensurate with increases in stockholder value. Moreover, our incentive stock plans provide a non-cash form of compensation, which is intended to benefit us by enabling us to continue to attract and to retain qualified personnel. Pursuant to the terms of his agreement, on the commencement of his employment, Dr. Given was granted options to purchase an aggregate of 550,000 shares of common stock and 50,000 shares of restricted common stock in March 2002. For his performance in 2003, on March 4, 2004, Dr. Given was granted a stock option to purchase 118,750 shares of our common stock at the exercise price of $9.85. The exercise price of the stock option was set at fair market value on the grant date. Subject to the terms applicable to his grant, the stock option becomes exercisable in equal installments on the first, second and third anniversaries of the grant date and expires ten years from the grant date.

         During 1998, the Board of Directors instituted a bonus plan for executive officers and certain other key personnel. Generally, bonuses are paid based upon attainment of annual corporate goals as approved by the Board of Directors. Payments are made two thirds in cash and one third in restricted common stock that vests in equal installments on the first, second and third anniversaries of the grant date. Pursuant the terms of his agreement, Dr. Given received a bonus of $295,000 for his performance in 2003, consisting of $208,330 in cash and 8,799 shares of restricted common stock.

         The committee is authorized to make incentive awards under the stock plans mentioned above to key employees, including our officers. In determining incentive awards for management, the committee considers management's ability to implement our research and clinical development programs, successful completion of corporate partnering agreements, financing activities, and control of expenses. The committee utilizes incentive awards as a key element to provide incentives for employees and officers consistent with the goal of increasing stockholder value.

                  James A. Thomson, Chair
                  Ron J. Anderson
                  Frank C. Carlucci

AUDIT COMMITTEE REPORT

         The Audit Committee is comprised of four directors, each of whom has been determined to be independent in accordance with the requirements of the NASD and the SEC.

         Management is responsible for Encysive's financial reporting process and systems of internal controls. The independent auditors are responsible for performing an independent audit of Encysive's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The committee's responsibility is to monitor and oversee these processes and the engagement, independence and performance of Encysive's independent auditor. We are not professionally engaged in the practice of accounting or auditing and, accordingly, we rely, without independent verification, on the information provided to us and on the representations made by management and the independent accountants. The committee's specific responsibilities are set forth in the Audit Committee Charter, which is attached as Appendix A hereto.

         We have met with Encysive's independent accountants, KPMG LLP, and discussed the overall scope and plans for their audit. We have also met with the independent accountants, with and without management present, to discuss the results of their examinations and their evaluations of Encysive's internal controls. We also discussed with the independent accountants matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of Encysive's consolidated financial statement and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

         The independent accountants also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1, and we discussed with the independent accountants their independence from Encysive. In this area we also considered the non-audit services provided by the independent accountants and concluded that such services are compatible with maintaining their independence.

         We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2003 with management and KPMG. Based on our review of the audited consolidated financial statements and the meetings and discussions with management and the independent accountants, and subject to the limitations on our role and responsibilities referred to above and in our committee charter, we recommended to the Board of Directors that Encysive's audited consolidated financial statements be included in the Encysive's Annual Report on Form 10-K filed with the SEC.

                  Robert J. Cruikshank, Chair
                  Suzanne Oparil
                  William R. Ringo, Jr.
                  James T. Willerson

                                PERFORMANCE GRAPH

         The following is a line graph presentation comparing our common stock's cumulative five year return with various indices, including broad market indices. In May 2003, our name changed from Texas Biotechnology Corporation to Encysive Pharmaceuticals Inc. As a result, our common stock traded on The Nasdaq National Market System as "TXBI" until May 18, 2003 when it began trading as "ENCY." In the prior year's proxy statement our peer group included Sicor, Inc., Corvas International, Inc., and Vertex Pharmaceuticals, Incorporated. Corvas International, Inc. and Sicor, Inc. were acquired by other pharmaceutical companies on July 30, 2003 and January, 22, 2004, respectively, and we believe Vertex Pharmaceuticals, Incorporated is no longer a peer. We believe it would be more appropriate to compare our common stock return with the Nasdaq Biotechnology Index and have included such comparison in the graph below. We have omitted a comparison to the historical peer group since the group would only include two peers as of December 31, 2003 and therefore would not reflect an adequate comparison.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                VALUE OF INVESTMENT OF $100 ON DECEMBER 31, 1998

                              [PERFORMANCE GRAPH]

                                                                                  YEAR ENDING
                                                                   -----------------------------------------
                                                                   1998   1999   2000    2001   2002   2003
                                                                   ----   ----   ----    ----   ----   ----
Encysive Pharmaceuticals Inc..................................      100   160.8  174.0   131.7   28.4  181.3
Nasdaq Market Index...........................................      100   176.4  110.9    88.4   61.6   92.7
Nasdaq Biotechnology Index....................................      100   134.9  428.2   223.8  185.3  241.4

EXECUTIVE AGREEMENTS

         We entered into an agreement with Dr. Bruce D. Given effective as of March 25, 2002, and amended on March 21, 2003, whereby he agreed to serve as our President and Chief Executive Officer. Upon the expiration of the initial one-year term, the agreement automatically renews for successive one-year periods unless either party provides notice at least sixty days before the scheduled expiration. The agreement provides Dr. Given with an annual base salary subject to increase by the Compensation and Corporate Governance Committee and approved by the independent members of the Board of Directors in accordance with our practices based upon Dr. Given's performance. Effective March 1, 2004, the committee increased Dr. Given's annual salary to $367,500. Under the agreement, Dr. Given was also granted options to purchase 425,000 shares of common stock and 125,000 shares of common stock, which will vest in equal installments of one-third on the first, second and third anniversaries of the date of grant and the second, third and fourth anniversaries of the date of grant, respectively. In addition, we granted Dr. Given 50,000 restricted shares of common stock, 10 shares for each share he purchased on the open market or from us. He is also entitled to annual bonuses to be recommended by the committee and approved by the independent members of the Board of Directors and to participate in all retirement or other benefit plans, policies and programs maintained or provided by us for our officers.

         In March 2003, we entered into agreements with Richard A.F. Dixon, Senior Vice President, Research, Chief Scientific Officer and Director, and Stephen L. Mueller, Vice President, Finance Administration, Secretary and Treasurer. Those agreements provide for a one year initial term, and the agreements automatically renew for successive one year periods unless the other party provides notice at least sixty days before the scheduled expiration. The agreements provide for an annual base salary subject to increase by the Compensation and Corporate Governance Committee in accordance with our practices based on their performance. In addition they will also receive bonuses to be determined by the committee in its sole discretion, and are entitled to participate in all retirement or other benefit plans, policies and programs maintained or provided by us for executive officers. Effective March 1, 2004, the committee increased Dr. Dixon and Mr. Mueller's annual salary to $315,588 and $210,000, respectively.

         We entered into agreements with Derek Maetzold, Vice President, Sales and Marketing, and Terrance C. Coyne, Vice President, Clinical Development, and Chief Medical Officer in June 2003 and September 2003, respectively. The agreements provide for a one year initial term, and the agreements automatically renew for successive one year periods unless the other party provides notice at least sixty days before the scheduled expiration. The agreements provide for an annual base salary subject to increase by the Compensation and Corporate Governance Committee in accordance with our practices based on their performance. In addition they will also receive bonuses to be determined by the committee in its sole discretion, and are entitled to participate in all retirement or other benefit plans, policies and programs maintained or provided by us for executive officers. Effective March 1, 2004, the committee increased Mr. Maetzold and Dr. Coyne's annual salary to $196,650 and $283,250, respectively.

         The agreements with Dr. Given, Dr. Dixon, Mr. Mueller, Dr. Coyne, and Mr. Maetzold may be terminated by us with or without "cause," as defined in the agreements. The executives can terminate the agreements with or without "good reason," as defined in the agreements. In the event of termination by us without "cause," or by the executives for "good reason," the executives will receive in a lump sum their one-year's base salary and, only in the case of Dr. Given, a prorata bonus, and will receive other benefits and rights under the agreements for the twelve months following their termination. During the twelve-month period after the date of termination, all stock options and restricted stock held by the executives will continue to vest and be exercisable in accordance with their terms in effect on the date of termination. On the conclusion of this twelve-month period, all unexpired, unexercised options will be fully vested and all restricted stock will be fully vested. Thereafter, all such fully vested stock options will be exercisable by the executives until the earlier to occur of the expiration of the term of each stock option or twelve months after the date they become fully vested. However, in the event of termination by us for "cause" or their termination without "good reason," the executives are only entitled to receive that portion of their base salary that has been earned but not paid through the termination date. In addition, the agreements provide certain benefits in the event of a termination within two years of a "change of control," as defined in the agreements. The agreements provide for a lump-sum payment in cash of three years of annual base salary and annual bonus if any for Dr. Given and Dr. Dixon, and 18 months of annual base salary and annual bonuses if any for Mr. Mueller, Dr. Coyne and Mr. Maetzold. In addition, the agreements provide for gross-up for certain taxes on the lump-sum payment, continuation of certain insurance and other benefits for periods of 18 months to three years and reimbursement of certain legal expenses in conjunction with the agreements. During the term of the agreements, and for the twelve months following the termination of the agreements, Dr. Given, Dr. Dixon, Dr. Coyne and Mr. Maetzold may not engage, directly or indirectly, in any business or enterprise which is in competition with us or induce any of our employees to accept employment with any of our competitors.

INDEPENDENT PUBLIC ACCOUNTANTS

         KPMG LLP has served as our independent auditors for a number of years. Although we anticipate that this relationship will continue to be maintained during fiscal 2004, we have not proposed any formal action be taken at the meeting concerning the continued employment of KPMG, because no such action is legally required. Representatives of KPMG plan to attend the annual meeting and will be available to answer appropriate questions. These representatives will be able to make a statement at the meeting if they wish, although we do not expect them to do so.

         Independent Public Accountant Fees. In 2002 and 2003, KPMG LLP provided services in the following categories and amounts. Certain amounts for 2002 have been reclassified to conform to the 2003 presentation.

                                                2002                    2003
                                             ----------              ----------
Audit Fees                                   $  133,000              $ 281,035(1)
Audit Related Fees                           $        0              $   7,000
Tax Fees                                     $   15,000              $  15,000
All Other Fees                               $        0              $       0

-------------
(1) Includes $84,500 of fees incurred by us in connection with the review of registration statements filed in 2003.

         Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor. The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The committee has delegated pre-approval authority with respect to non-audit services to its chairman, provided that the total anticipated cost of the project is less than $3,000, and the total anticipated costs of all such projects pre-approved by the chairman during any calendar year does not exceed $12,000. The committee has also pre-approved the provision of isolated tax questions or other miscellaneous tax services that do not constitute discrete and separate projects, provided that the aggregate cost of responding to all such questions and providing all such miscellaneous services does not exceed $2,000 per calendar quarter. The chairman and management are required to periodically report to the full committee the scope and anticipated cost of all projects pre-approved by the chairman, and the cost of all miscellaneous tax services described above. None of the fees paid to the independent auditors under the categories Audit-Related, Tax and All Other fees described above were approved by the committee after services were rendered pursuant to the de minimis exception established by the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our equity securities to file initial reports of ownership and reports of changes in ownership of our common stock with the Securities and Exchange Commission and to furnish us a copy of each filed report.

         To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2003, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports.

STOCKHOLDER PROPOSAL INFORMATION

         If you want to present a proposal from the floor at the 2005 Annual Meeting or nominate a person for election to the Board at such meeting, you must give us written notice no later than February 21, 2005 and follow the procedures outlined in our Bylaws. If the date of the 2005 Annual Meeting is more than 30 days from the 2004 Annual Meeting, your notice of a proposal will be timely if we receive it a reasonable time before we mail our proxy materials for the 2005 Annual Meeting. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as the Board of Directors may recommend. Your notice should be sent to our Secretary at 6700 West Loop South, 4th Floor, Bellaire, Texas 77401. You may request a copy of the by-law provisions governing the requirements for notice from our Secretary at the above address.

         If instead of presenting your proposal at the meeting you want your proposal to be considered for inclusion in next year's proxy statement, you must submit the proposal in writing to our Secretary so that it is received at the above address by December 8, 2004.

OTHER MATTERS

         We have included a copy of our 2003 Annual Report to Stockholders, which includes our Form 10-K covering the fiscal year ended December 31, 2003. We will bear the cost of soliciting proxies in the accompanying form. We have engaged Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $5,000, plus out-of-pocket expenses. Additional fees may be incurred in order to facilitate adoption of the proposal to amend the Amended and Restated 1999 Stock Incentive Plan. Employees, officers and directors of the Company may also solicit proxies In addition to solicitation by mail and by Georgeson Shareholder Communications, our officers and regular employees may solicit your proxy by telephone, by facsimile transmission or in person, for which they will not be compensated.

                                      By Order of the Board of Directors,

                                      /s/ Stephen L. Mueller
                                      ------------------------------------------
                                      STEPHEN L. MUELLER,
                                      Vice President, Finance and Administration
                                      Secretary and Treasurer

                                                                      Appendix A

                          ENCYSIVE PHARMACEUTICALS INC.

                                     CHARTER
                                     OF THE
                                 AUDIT COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS

I.       PURPOSE

         The Audit Committee is a standing committee of the Board of Directors (the "Board") of Encysive Pharmaceuticals Inc., a Delaware corporation (the "Company"). Its primary function is to assist the Board in fulfilling its oversight responsibilities by:

         - Reviewing the financial reports and other financial information provided by the Company to any governmental body or the public;

         - Reviewing the Company's system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally;

         - Reviewing the independence and performance of the Company's independent auditors; and

         - Providing an open avenue of communication among the independent auditors, financial and senior management, and the Board.

         The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter. The Audit Committee has direct access to the Company's independent auditors and anyone in the Company. The Audit Committee has authority to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

         While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

II.      COMPOSITION

         The Audit Committee shall be comprised of at least three directors who shall be appointed by the Board. The Audit Committee shall only include directors who satisfy the independence requirements of the U.S. Securities and Exchange Commission (the "SEC") and The Nasdaq Stock Market, Inc. ("Nasdaq") applicable to the Company and are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as an Audit Committee member.

         Notwithstanding the foregoing, one director who (i) is not independent as defined in Rule 4200 of the listing standards of the National Association of Securities Dealers (the "NASD"), (ii) meets the criteria for independence set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and (iii) is not a current officer or employee or a Family Member (as defined in Rule 4200 of the listing standards of the NASD) of such officer or employee, may be appointed to the Audit Committee, if the Board, under exceptional and limited circumstances, determines that membership on the Audit Committee by the individual is required by the best interests of the Company and its stockholders, and the Board discloses, in the next annual proxy statement subsequent to such determination (or, if the Company does not file a proxy statement, in its Form 10-K), the nature of the relationship and the reasons for that determination. A member appointed under this exception may not serve longer than two years and may not chair the Audit Committee.

         Audit Committee members must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement. One member of the Audit Committee shall have accounting or related financial management expertise and qualify as a "financial expert" in accordance with the requirements of the SEC and Nasdaq (as may be modified or supplemented). The role of the financial expert will be that of assisting the Audit Committee in overseeing the audit process, not auditing the Company.

         The members of the Audit Committee shall be appointed by the Board at the annual meeting of the Board, and shall serve on the Audit Committee for a term coinciding with their Board term. If a Chair of the Audit Committee is not appointed by the Board, the Audit Committee shall itself designate a Chair.

III.     MEETINGS

         The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee should meet at least annually with management and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee and each of these groups believe should be discussed privately.

IV.      RESPONSIBILITIES AND DUTIES

         To fulfill its responsibilities and duties the Audit Committee shall:

         Documents/Reports and Review Procedures

         1. Review and reassess the adequacy of this Charter annually and report to the Board any recommended changes to this Charter. The Audit Committee shall submit the Charter to the full Board for approval and have the document published at least every three years in accordance with the Regulations of the SEC.

         2. Review the Company's annual financial results prior to the release of results and/or the Company's annual audited financial statements prior to filing with, or distribution to, the SEC, any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditors. The review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, estimates and judgments.

         3. In consultation with management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. The Audit Committee should also review significant findings prepared by the independent auditors, with management's responses, the status of management's responses to previous recommendations from the independent auditors and the status of any previous instructions to management from the Audit Committee.

         4. Review the Company's quarterly financial results prior to the release of results and/or the Company's quarterly financial statements prior to filing with the SEC. In connection with such review, discuss with financial management and the independent auditors, the results of the independent auditors' review of the quarterly financial statements, any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with AICPA SAS 61 (see item 11). The Committee may authorize the Chair of the Audit Committee to represent the entire Audit Committee for purposes of these reviews and discussions.

         5. Review with management all significant deficiencies and material weaknesses, if any, in the design or operation of internal controls, and any fraud, without regard to materiality, that involves management or any other employee who has a significant role in the Company's internal controls.

         6. Review with independent auditors the recommendations included in their management letter, if any, and their informal observations regarding the competence and adequacy of financial and accounting procedures of the Company. On the basis of this review, make recommendations to the Board for any changes that seem appropriate.

         7. Periodically review with, and receive reports from, the independent auditors regarding (i) critical accounting policies and practices to be used in the audit, (ii) all alternative treatments of financial information within GAAP discussed with management, including the ramification of such treatment and the treatment preferred by the auditors, and
                  (iii) all other material written communication between the auditor and management.

         Independent auditors

         8. Have the sole authority and responsibility to appoint, select, evaluate, and, where appropriate replace the independent auditors, thus making the independent auditors ultimately accountable to the Audit Committee.

         9. Review the performance of, and approve the fees and other significant compensation to be paid to, the independent auditors' firm.

         10. On an annual basis, ensure its receipt from the independent auditors of a formal written statement delineating all relationships between the independent auditors and the Company consistent with Independence Standards Board Standard 1, and actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the auditors' objectivity and independence.

         11. Take appropriate action to oversee the independence of the independent auditors.

         12. Review the independent auditors audit plan - discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

         13. Prior to releasing the year-end results, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

         14. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

         Legal Compliance

         15. On at least an annual basis, review with the Company's counsel any legal matters that could have a material impact on the Company's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

         Other Matters

         16. Establish procedures, and be responsible, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

         17. Annually prepare a report to stockholders as required by the SEC. The report should be included in the Company's annual proxy statement.

         18. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

         19. Review financial and accounting personnel succession planning with the Company.

         20. Pre-approve the retention of the independent auditor for any permitted non-audit service and the fee for such service. The Audit Committee may delegate the authority to pre-approve the retention of the independent auditor for permitted non-audit services to one or more members of the committee. Those members, if any, who have authority to pre-approve permitted non-audit services shall present the pre-approval of any permitted non-audit service to the Audit Committee at the next meeting following any such pre-approval.

         21. Permitted non-audit services shall include all non-audit services other than the following:

                  - bookkeeping and other services related to accounting records or financial statements;

                  - financial information systems design and implementation;

                  - appraisal or valuation services, fairness opinions, or contributions-in-kind reports;

                  -        actuarial services;

                  -        internal audit outsourcing services;

                  -        management functions or human resources;

                  - broker or dealer, investment adviser or investment banking services; and

                  - legal services and expert services unrelated to the audit.

         22.      Review and approve all related party transactions.

         23. Annually review policies and procedures as well as audit results associated with directors' and officers' expense accounts and perquisites. Annually review a summary of directors' and officers' related party transactions and potential conflicts of interest.

         24. Annually consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

         25. Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

                                                                      Appendix B

                          ENCYSIVE PHARMACEUTICALS INC.

                                     CHARTER
                                     OF THE
                 COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS

I.       PURPOSE

         The Compensation and Corporate Governance Committee (the "Committee") is a standing committee of the Board of Directors (the "Board") of Encysive Pharmaceuticals Inc., a Delaware corporation (the "Company"). The primary purpose of the Committee is to provide oversight on the broad range of matters surrounding the compensation of management, and the composition and operation of the Board. These matters include recommending to the Board the compensation for the Company's chief executive officer, approving the compensation and employee benefits for the Company's other executive officers(1) and employees, identifying individuals qualified to become Board members, recommending to the Board director nominees, and recommending to the Board a set of corporate governance principles applicable to the Company.

         The Committee will primarily fulfill its purpose by carrying out the activities enumerated in Section IV of this Charter. The Committee has the authority to retain and terminate, at the Company's expense, and approve the fees and other retention terms of, compensation, director search, legal and other advisors it deems necessary for the fulfillment of its responsibilities.

II.      COMPOSITION

         The Committee shall be comprised of at least three directors, each of whom shall be "independent" directors under the listing standards of NASDAQ as in effect from time to time.

         Notwithstanding the foregoing, one director who is not independent by reason of any of the NASDAQ standards, and is not a current officer or employee or a Family Member of such employee, may be appointed to the Committee, if the Board, under exceptional and limited circumstances, determines that membership on the committee by the individual is required by the best interests of the Company and its stockholders, and the Board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the

--------
(1) Executive officers include the chief executive officer, president, principal financial officer, principal accounting officer, vice presidents of principal business functions, and any other officer or employee who performs a policy-making function.

         reasons for that determination. A member appointed under this exception may not serve longer than two years.

         Additionally, the members of the Committee shall also qualify as "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Service Code of 1986, as amended.

         The members of the Committee shall be appointed by the independent directors of the Board at the meeting of the Board held in conjunction with the Company's annual stockholders' meeting, and shall serve on the Committee for a term coinciding with their Board term. If a Chair of the Committee is not appointed by the Board, the Committee shall itself designate a Chair.

III.     MEETINGS

         The Committee will meet at least two times annually, or more frequently as circumstances dictate. The Committee will invite members of management and others to attend meetings and provide pertinent information, as necessary. Meeting agendas will be prepared and provided in advance to Committee members, along with appropriate briefing materials. Minutes will be prepared and the Committee will report to the Board the results of its meetings.

IV.      DUTIES AND RESPONSIBILITIES

         The Committee has the following specific duties, in addition to any other matters consistent with this Charter, the Company's by-laws, applicable law and NASDAQ rules, as the Committee or the Board deems necessary.

         Compensation and Personnel

         1. Reviews and recommends to the Board corporate goals and objectives relevant to the Company's executive officers' compensation (annual salary and bonus) and annually evaluates each executive officers' performance in light of those goals and objectives.

         2. Reviews and recommends to the independent directors of the Board for their approval the compensation and benefits for the Chief Executive Officer and any employment agreements, or amendments thereto, for the Chief Executive Officer.

         3. Reviews and approves compensation and benefits for all executive officers, other than the Chief Executive Officer(2). Reviews and approves

--------
(2) The chief executive officer's compensation will be determined in executive session. The chief executive officer may be present during deliberations of all other executive officers' compensation, but may not vote.

                  all employment agreements and all amendments to such agreements for executive officers other than the Chief Executive Officer.

         4. Reviews and approves on an annual basis the annual compensation pool, which includes a budget for annual salary increases, for employees of the Company (other than the executive officers). Once the annual compensation pool is approved, the Committee directs the Chief Executive Officer, with the assistance of the other executive officers, to determine the annual compensation increases for each employee of the Company (other than the executive officers).

         5. Reviews and approves the grant of all incentive awards in accordance with the Company's incentive plans, and administers such incentive plans and the Company's bonus plan.

         6. Reviews and recommends to the Board the Company's significant personnel compensation policies and benefit programs and major changes thereto, and the Company's long-range planning for executive development and succession.

         7. Reviews and recommends to the Board policies on management perquisites, and also monitors the Company's non-discrimination policies and practices.

         Nominating

         8. Establishes and articulates qualifications, desired background, and other selection criteria for members of the Board, which reflect the Company's best interests and are in accordance with applicable law and NASDAQ rules.

         9. Searches for, recruits, screens, interviews and recommends to the Board candidates for new directors as necessary to fill vacancies or the additional needs of the Board, and considers management's and stockholder's recommendations for director candidates.

         10. Recommends to the independent directors on the Board for their approval all nominees for Board membership, including the re-election of existing Board members.

         11. Evaluates and recommends to the independent directors of the Board for their approval the removal of a director where appropriate.

         12. Evaluates and recommends to the independent directors of the Board for their approval the composition of Board committees.

         Corporate Governance

         13. Develops, periodically reviews, and recommends to the Board a set of corporation governance principles applicable to the Corporation.

         14. Prepares and recommends to the Board a process for the regular review and evaluation of the performance of the members of the Board.

         15. Periodically reviews the Board's policies for director compensation and stock ownership, and recommends to the Board compensation programs for directors.

         16. Annually prepares a report to stockholders as required by the U.S. Securities and Exchange Commission for inclusion in the Company's annual proxy statement.

         17. Periodically reviews, in light of new legislation and other developments, the Company's Business Ethics Policy, and recommends to the Board any changes to such Policy as the Committee deems appropriate.

         18. Evaluates annually its performance and the adequacy of this Charter, including compliance with applicable law and NASDAQ rules, and recommends to the Board any changes to this Charter as the Committee deems appropriate.

                                                                      Appendix C

            AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN AMENDMENT

         The Amended and Restated 1999 Stock Incentive Plan (the "1999 Plan") of Texas Biotechnology Corporation (the "Company") is hereby amended as follows effective March 22, 2004.

         1.       Section 1.4 is amended to read as follows in its entirety:

                  Subject to adjustment under Section 5.5, there shall be available for Incentive Awards under the Plan granted wholly or partly in Common Stock (including rights or Stock Options that may be exercised for or settled in Common Stock) Six Million Seven Hundred Fifty Thousand (6,750,000) Shares of Common Stock. Six Million Seven Hundred Fifty Thousand (6,750,000) of the Shares reserved under the Plan shall be available for grants of Incentive Stock Options. The number of Shares of Common Stock that are the subject of Incentive Awards under this Plan, that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the Shares covered by an Incentive Award are not issued to a Grantee or are exchanged for Incentive Awards that do not involve Common Stock, shall again immediately become available for Incentive Awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of Shares against the Plan maximum as it may deem appropriate. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that Shares are available for issuance pursuant to Incentive Awards.

                  During such period that the Company is a Publicly Held Corporation, then unless and until the Committee determines that a particular Incentive Award granted to a Covered Employee is not intended to comply with the Performance-Based Exception, the following rules shall apply to grants of Incentive Awards to Covered Employees:

                  (a) Subject to adjustment as provided in Section 5.5, the maximum aggregate number of Shares of Common Stock (including Stock Options, Restricted Stock, or Other Stock-Based Awards paid out in Shares) that may be granted or that may vest, as applicable, in any calendar year pursuant to any Incentive Award held by any individual Covered Employee shall be Six Million Seven Hundred Fifty Thousand (6,750,000) Shares.

                  (b) The maximum aggregate cash payout (including Other Stock-Based Awards paid out in cash) with respect to Incentive Awards granted in any calendar year which may be made to any Covered Employee shall be Ten Million dollars ($10,000,000).

                  (c) With respect to any Stock Option granted to a Covered Employee that is canceled or repriced, the number of Shares subject to such Stock Option shall continue to count against the maximum number of Shares that may be the subject of Stock Options granted to such Covered Employee hereunder and, in this regard, such maximum number shall be determined in accordance with Section 162(m) of the Code.

                  (d) The limitations of subsections (a), (b) and (c) above shall be construed and administered so as to comply with the Performance-Based Exception.

Admin: Steve Myers
Forms Coordinator-Greg Harris Ext#6282

                         ENCYSIVE PHARMACEUTICALS INC.
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
        FOR THE ANNUAL STOCK HOLDERS' MEETING TO BE HELD ON MAY 11, 2004

         The undersigned stockholder of Encysive Pharmaceuticals Inc. (the "Company") hereby appoints Bruce D. Given, Richard A.F. Dixon and Stephen L. Mueller, or any of them, attorneys and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Hilton Houston Plaza Hotel, 6633 Travis Street, Houston, Texas 77030, on May 11, 2004, at 9:00 a.m. (Houston time), and at any adjournments or postponements of said meeting, all of the shares of common stock in the name of the undersigned or which the undersigned may be entitled to vote.

         The board of directors recommends a vote FOR the nominees listed on the reverse side, FOR the adoption of the amendment to the Amended and Restated 1999 Stock Incentive Plan and IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN AND FOR THE ADOPTION OF THE AMENDMENT TO THE AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN.

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Annual Report and the Proxy Statement furnished herewith.

                                           (Please sign the reverse side of this
                                            card and return it promptly.)

                          ENCYSIVE PHARMACEUTICALS INC
                          P.O. BOX 11061
                          NEW YORK, N.Y. 10203-0061

Admin: Steve Myers
Forms Coordinator-Greg Harris Ext#6282

[ ]                         - DETACH PROXY CARD HERE -

SIGN, DATE AND RETURN THE                          [X]
PROXY CARD PROMPTLY USING
THE ENCLOSED ENVELOPE.                  VOTES MUST BE INDICATED
                                        (X) IN BLACK OR BLUE INK.

1. Election of Directors

 FOR all nominees         [ ]   WITHHOLD AUTHORITY to   [ ]    *EXCEPTIONS   [ ]
 listed below                   vote for all
                                nominees listed below

Nominees: John M. Pietruski, Ron J. Anderson,
          Frank C. Carlucci, Robert J. Cruikshank,
          Richard A.F. Dixon, Bruce D. Given, Suzanne
          Oparil, William R. Ringo, Jr.,
          James A. Thomson and James T. Willerson.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*EXCEPTIONS ____________________________

                                                       FOR    AGAINST   ABSTAIN

2. Proposal to amend the Amended and Restated 1999
   Stock Incentive Plan.                               [ ]      [ ]      [ ]

3. In their discretion, upon such other matters as may properly come before the meeting; hereby revoking any proxy or proxies heretofore given by the undersigned.

                        To change your address, please mark this box.    [ ]

                        To include any comments, please mark this box.   [ ]

                                    SCAN LINE

                                    Signatures should agree with name printed hereon. If common stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

                      ____________________________       _______________________
                      Date   Share Owner sign here       Co-Owner sign here

                                      4566